Exhibit 3.1

AMENDMENT TO BYLAWS

OF

GEOKINETICS INC.

By resolution dated effective May 14, 2007, the Bylaws of Geokinetics Inc., as in effect are hereby amended as set forth below:

Section 7.1 of Article 7 is hereby deleted in its entirety and replaced with the following:

“Section 7.1 Form and Execution of Stock Certificates; Uncertificated Shares.

The shares of the Corporation shall be represented by certificates or shall be uncertificated.  Every holder of stock in the Corporation represented by stock certificates shall be entitled to have a certificate certifying the number of shares owned by him in the Corporation and shall be in a form not inconsistent with the Certificate of Incorporation and as approved by the Board of Directors.  The certificates shall be signed by the Chairman of the Board, the President, or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the seal of the Corporation or a facsimile thereof.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 7.2 of Article 7 is hereby deleted in its entirety and replaced with the following:

“Section 7.2  New Certificates.

The Corporation shall issue a new stock certificate in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, if the owner: (1) so requests before the Corporation has notice that the shares of stock represented by that certificate have been acquired by a bona fide purchaser; (2) files with the Corporation a bond sufficient (in the judgment of the Secretary) to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or theft of that certificate or the issuance of a new certificate or new uncertificated shares; and (3) satisfies any other requirements imposed by the Secretary that are reasonable under the circumstances. A new stock certificate or new uncertificated shares may be issued without requiring any bond when, in the judgment of the Secretary, it is proper to do so.”

Except as amended hereby, the terms and provisions of the Bylaws remain in full force and effect.